EXHIBIT 1

News Release

For immediate release

BCE INC. ANNOUNCES TIMING OF RELEASE OF JUDGMENTS RELATING TO DEBENTUREHOLDERS’ LAWSUITS

MONTREAL, Quebec, March 6, 2008 – BCE Inc. (TSX, NYSE: BCE) today announced that it has been notified by the Québec Superior Court that the judgments relating to BCE’s application for a final order approving BCE’s plan of arrangement for the company’s privatization transaction and the other proceedings instituted by or on behalf of certain holders of Bell Canada debentures will be made public at 7:00 p.m. on Friday, March 7, 2008. BCE will immediately post the judgments on its website at www.bce.ca. To access the judgments, click on the “Privatization of BCE” banner on the home page. Judgments will be posted under the header “Resources” at the top of the page.

About BCE Inc.

BCE is Canada’s largest communications company, providing the most comprehensive and innovative suite of communication services to residential and business customers in Canada. Under the Bell brand, the Company’s services include local, long distance and wireless phone services, high-speed and wireless Internet access, IP-broadband services, information and communications technology services (or value-added services) and direct-to-home satellite and VDSL television services. BCE also holds an interest in CTVglobemedia, Canada’s premier media company. BCE shares are listed in Canada and the United States.

For inquiries, please contact:

Jacques Bouchard
Bell Canada, Media Relations
514 391-2007
1 877 391-2007
jacques.bouchard1@bell.ca